Exhibit 1.1(2)

ARTICLES OF AMENDMENT Business Corporations Act (Alberta) Section 29 or 177
1.	Name of Corporation: Greenfire Resources Ltd.	2.	Corporate Access Number: 2024778934

3.	The Articles of the above named corporation are amended as follows:

Pursuant to subsection 173(1)(n) of the Business Corporations Act (Alberta), the Articles of Greenfire Resources Ltd. (the “Corporation”) be and are hereby amended by deleting the current Schedule “B” referred to in the Articles of the Corporation in its entirety and replacing it with the attached Schedule “B”, so that the attached Schedule “B” reflects the current Schedule “B” of the Articles of the Corporation.

Bryce Safton	(Signed) “Bryce Safton”
Name of Person Authorizing (please print)	Signature

Solicitor	September 19, 2023
Title (please print)	Date

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for Alberta Registries, Research and Program Support, 3rd Floor, Commerce Place, 10155 – 102 Street, Edmonton, Alberta T5J 4L4, (780) 422-7330.

SCHEDULE “B”

a.	To the fullest extent permitted by applicable law (i) M3-Brigade Sponsor III LP (the “Sponsor”) and its Affiliates, including for greater certainty any individuals nominated by the Sponsor or its Affiliates to the Board of Directors of the Corporation (each, a “Sponsor Director”) have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or deemed to be competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, with no obligation to offer to the Corporation or any of its subsidiaries, or any other investor or holder of equity interests of the Corporation the right to participate therein (ii) the Sponsor, its Affiliates and each Sponsor Director may invest in, or provide services to, any person that directly or indirectly competes with the Corporation or any of its subsidiaries; and (iii) in the event that the Sponsor, its Affiliates or any Sponsor Director, respectively, acquires knowledge of a potential transaction or matter (unless, with respect to any such Sponsor Director, such transaction or matter is expressly presented to such Sponsor Director solely in such person’s capacity as a director of the Corporation) that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries, such person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries or holder of equity interests of the Corporation, as the case may be, and, notwithstanding any provision of these Articles of Incorporation to the contrary, shall not be liable to the Corporation or any of its subsidiaries or any other holder of equity interests of the Corporation (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Corporation or any of its subsidiaries or any other holder of equity interests of the Corporation (or its respective affiliates). For the purpose of this Schedule “B”, “Affiliate” shall mean, (A) the Sponsor’s affiliates, (B) any portfolio company in which the Sponsor or any of the Sponsor’s affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors.

b.	The directors of the Corporation may, without authorization of the shareholders:

(i)	borrow money on the credit of the Corporation;

(ii)	issue, reissue, sell or pledge debt obligations of the Corporation;

(iii)	subject to the Business Corporations Act (Alberta), give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(iv)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

c.	The directors may, by resolution, delegate the powers referred to in subsection (b) hereof to a director, a committee of directors or an officer.

d.	The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.